Exhibit 99.1

THOMSON REUTERS STREETEVENTS
EDITED TRANSCRIPT
CSC - Q1 2016 Computer Sciences Corp Earnings Call

EVENT DATE/TIME: AUGUST 11, 2015 / 09:00PM GMT

OVERVIEW:
Co. reported 1Q16 revenue of $2.8b, operating income of $298m and non-GAAP EPS from continuing operations of $1.11. Expects FY16 revenue to be flat to slightly down in constant currency and non-GAAP EPS from continuing operations to be $4.75-5.05.

AUGUST 11, 2015 / 09:00PM GMT, CSC - Q1 2016 Computer Sciences Corp Earnings Call

CORPORATE PARTICIPANTS
George Price Computer Sciences Corporation - Director of IR
Mike Lawrie Computer Sciences Corporation - CEO
Paul Saleh Computer Sciences Corporation - CFO

CONFERENCE CALL PARTICIPANTS
Tien-tsin Huang JPMorgan - Analyst
Jason Kupferberg Jefferies LLC - Analyst
Jim Schneider Goldman Sachs - Analyst
Edward Caso Wells Fargo Securities, LLC - Analyst
Steven Schneiderman Bank of Montreal - Analyst
David Grossman Stifel Nicolaus - Analyst
Darrin Peller Barclays Capital - Analyst
Rod Bourgeois DeepDive Equity Research - Analyst

PRESENTATION

Operator
Good day, everyone, and welcome to the CSC first-quarter 2016 earnings call. Today's call is being recorded. For opening remarks and introductions, I would like to turn the call over to Mr. George Price. Please go ahead, sir.

George Price - Computer Sciences Corporation - Director of IR
Thank you, Travis. And good afternoon, everyone. I'm pleased you've joined us for CSC's first-quarter 2016 earnings call and webcast. Our speakers on today's call will be Mike Lawrie, our Chief Executive Officer; and Paul Saleh, our Chief Financial Officer. As usual, the call is being webcast at CSC.com, and we have posted some slides to our website which will accompany our discussion today.

On slide 2 you'll see that certain comments we make on the call will be forward-looking. These statements are subject to known and unknown risks and uncertainties which could cause actual results to differ materially from those expressed on the call. A discussion of risks and uncertainties is included in our Form 10-K, Form 10-Q and other SEC filings.

Slide 3 informs our participants that CSC's presentation includes certain non-GAAP financial measures and certain further adjustments to these measures, which we believe provide useful information to our investors. In accordance with SEC rules, we have provided a reconciliation of these measures to their respective and most directly comparable GAAP measure. These reconciliations can be found in the tables included in today's earnings release as well in our supplemental slides. Both documents are available on the Investor Relations section of our website.

Finally, I'd like to remind our listeners that CSC assumes no obligation to update the information presented on the call, except of course, as required by law.

And now I'd like to introduce CSC's CEO, Mike Lawrie. Mike.

Mike Lawrie - Computer Sciences Corporation - CEO
Thank you. Good afternoon, everyone. Again, thank you for your time. As is my practice, I've got five or six key messages which I will summarize upfront and then go into a little more detail on each of those points, and then turn the call over to Paul. And then we'll open it up to any questions you might have.

So the first point here is our first-quarter non-GAAP EPS from continuing operations was $1.11, which is up 8% year over year, again, driven by commercial margin improvement and a steady performance in our NPS business. Free cash flow was $120 million and we returned a total of $150 million of capital to our shareholders in the first quarter.

The second point is our commercial business continues to benefit from our cost take-out actions, with operating margin improving 20 basis points year over year. Commercial revenue reflects the stronger US dollar, the extra week that we had last year, and the full impact of our restructured contracts. And adjusting for currency and the extra week, we saw some improvement from last quarter's year-over-year decline, and we expect to see year-over-year growth in constant currency as we get into the second half of this fiscal year.

Point three, we continue to see good demand for our commercial next-generation offerings. Cloud was up 33% year over year in revenue growth in constant currency and had a 4.4 book-to-bill. Big data revenue grew 41% year over year in constant currency and cyber posted a book-to-bill of 3.4. In addition, we continue to expand our partnerships, announcing a joint venture with HCL to pursue opportunities in the banking industry. And, finally, as you saw with our announcement, we today announced two key acquisitions as we begin to shape our post-separation commercial business.

The fourth point I'd like to make is our NPS business continues to provide strong margins at 14.2% and also delivered a strong bookings quarter. NPS bookings were $1 billion for a book-to-bill of 1.1, and this is despite this period as being usually seasonally lighter from a bookings perspective. And this bolsters our confidence that our investments in the NPS business are beginning to pay off.

Point five is we continue to make good progress on our plan to separate CSC into two publicly traded pure-play companies. We filed our Form 10 and are still targeting to close the separation in October, contingent upon the timing and scope of comments we receive on our Form 10. And then, finally, for FY16, we continue to target commercial revenue to be flat to slightly down in constant currency and NPS revenue to be up slightly. We expect to see Q2 commercial revenue modestly lower than Q1, consistent with our typical seasonality and our full-year 2016 non-GAAP EPS from continuing operations, our target remains $4.75 to $5.05 with a free cash flow target of $750 million to $800 million.

So let me just go into a little more detail on each of these points. As I said, our first-quarter non-GAAP EPS from continuing operations was $1.11, up 8% year over year, driven by commercial margin improvement and steady performance in NPS. Our EPS growth also comes despite the revenue headwinds that we have discussed before and particularly as it related to the currency headwinds this quarter.

Our operating margin in the first quarter was 10.8%. That was up 140 basis points year over year. Our commercial operating margin was 8.3%. That was up 20 basis points year over year, driven by a 70 basis point improvement in our GBS business. And our NPS operating margin of 14.2% remained very strong and at the upper end of our industry peers.

Free cash flow was $120 million for the quarter. This was up $50 million year over year as a result of better working capital management. And, finally, during the quarter we did return a total of $150 million in capital to shareholders, repurchasing 1.8 million shares for $118 million, and declaring $32 million in dividends.

Turning to our commercial business, our commercial revenue was $1.8 billion in the first quarter. This was down 8% year over year in constant currency, adjusting for the full impact of the extra week we had in billings last year. This is consistent with the impact as we talked about before from restructured contracts and other headwinds. But I'd like to note that the year-over-year decline is less pronounced than it was last quarter.

Our Global Business Service revenue was down 4% year over year on the same basis. Our IS&S revenue was up 1% year over year on the same basis, driven primarily by growth in our BPS business. Our consulting revenue was down 8% year over year on the same basis. We continue to see good growth in our UK consulting business. And although the American consulting business, US consulting business, still saw a sequential decline, we remain optimistic that business will begin to level off as we move through the year.

Our application revenue was down 7% year over year on the same basis as completions of ongoing projects more than offset growth that we got in new work. Our GBS operating margin was 10.6%. This was up 70 basis points year over year, driven primarily by higher utilization and our continued cost take-out and other efficiency actions.

The global infrastructure business revenue was down 12% year over year in constant currency, again adjusting for the full impact of the extra week. As we've talked about before, we're continuing to live through and experience the effects of the price-downs, restructurings and contract completions, which more than offset the new work we've won, both in our traditional infrastructure business and our next-generation offerings like cloud.

The GIS operating margin was 6% in the quarter and this was down 30 basis points year over year, continuing to reflect not only the cost take-out actions but the continuing investments we're making in the GIS offerings. The commercial business had a solid bookings quarter. Our overall commercial book-to-bill was 1.2, which was up from 1.1 last year. The GBS book-to-bill was 1.0 on a reported basis and the GIS book-to-bill was 1.5.

As we had previewed and talked about a little bit on our last call, we signed a very large contract this quarter with an international public sector client. This was a very significant win for CSC as the contract spans virtually our entire portfolio of offerings and includes a significant amount of our next-generation offerings, content, and components.

In addition, this quarter CSC won new application and infrastructure work with a number of leading insurance and financial services providers, as well as one of the US's largest food retailers. These deals alone include nearly $60 million in cloud, cyber, and application modernization work, which I think continues to demonstrate that we are getting good traction with this portfolio of new-generation offerings as we continue to close the gap between the legacy business and these next-generation offerings. And in the quarter we added 85 new logos, almost two-thirds of which were outside the United States.

We continue to see good demand for our commercial next-generation offerings. And as I just said, some of our new contract wins this quarter had a very large component of next-generation offerings. And overall, the demand for our next-generation offerings are increasing. For example, our cloud revenue was up 33% year over year in constant currency. The big data revenue was up 41% year over year. Our standalone cyber revenue was up 23% year over year. And revenue from MyWorkStyle our virtualized desktop offering more than doubled sequentially. And revenue from our next-generation network offering with our partner AT&T was up over 50% sequentially. The next-generation bookings were also strong. Cloud was at 4.4 book-to-bill and cyber was at 3.4 book-to-bill.

Now, in addition to those numbers around revenue and operating margins in the sales and book-to-bills, we did continue to expand our partnership, as well as bolster our capabilities with two strategic acquisitions. First, we announced a new joint venture with our partner HCL to accelerate our pursuit of opportunities in the growing multi-billion dollar core banking software market. Leveraging CSC's banking IP and industry talent and HCL's product engineering expertise and capital investment, the JV will help banks modernize their operations, applications, and infrastructure faster, at a lower cost and risk profile.

Second, today we announced our intention to acquire Fixnetix, which is a leading provider of managed services in the areas of low latency trading, normalized market data, risk control and network infrastructure solutions to global financial institutions. The combination of CSC's global presence and capabilities and Fixnetix's highly specialized industry solutions presents significant growth potential as the capital markets industry continues to pursue cost reduction and increased efficiency through outsourcing.

Finally, today we also announced our intention to acquire Fruition Partners, a leading provider of enterprise service management solutions and the leading global integration partner for ServiceNow. Fruition Partners helps organizations improve efficiency and lower cost by designing and implementing cloud-based solutions that automate and manage service delivery. Fruition Partners will join our GBS business as the foundation of CSC's ServiceNow practice, broadening our consulting capabilities and opening up new cross-sell opportunities. And I think these are prime examples of how CSC is continuing not only to invest, but we're beginning to shape our post-separation commercial business to capitalize on growth opportunities in the marketplace and continue to narrow this gap between our traditional offerings and these new next-generation offerings from a revenue standpoint.

Turning to our NPS business, NPS revenue was $957 million in the quarter. This was down 2% year over year, adjusting for the full impact of the extra week. NPS operating margin remained very strong at 14.2%, driven by continued strong execution on projects and continued focus on cost and efficiencies.

The NPS bookings were $1 billion in the quarter for a book-to-bill of 1.1, as I said earlier. This is traditionally a little lighter bookings quarter, so a good performance. The bookings included two new contracts, each greater than $100 million in TCV.

And our total NPS pipeline now is over $13.5 billion. This includes $2.4 billion of next-generation services, with our NPS cloud pipeline up 58% year over year and NPS cyber pipeline again beginning to grow, up over 20% year over year.

And our submitted proposals awaiting award totaled $5 billion at the end of the first quarter and this is up $1.5 billion year over year. And importantly, nearly two-thirds of these submitted proposals represent new work for CSC as we move forward.

We continue to make good progress moving to the separation now, continue to make good progress on the separation into two publicly traded industry-leading pure-play companies. This quarter we completed an important step in this process by filing the initial version of the Form 10 registration statement for the Computer Sciences Government Services business. This is the name we intend to give our NPS business upon separation.

Also, in the filings we named Larry Prior, who is currently the head of our NPS business, as the new President and Chief Executive Officer of Computer Sciences Government Services. And we expect to name other members of the senior leadership team as we continue to move forward with the separation process. We also named two of our current CSC Board members, Nancy Killefer and Sean O'Keefe as independent directors on the Board of Computer Sciences Government Services, and we are well along in the process of filling the additional Board positions.

There are still a number of details important to the investment community that we have yet to announce, such as the record date of the distribution and special dividend, and we'll provide these details as we get a little closer to the separation date. Internally, we continue to make progress on the dozens of separation work streams spanning everything from finance and contracts to facilities and HR and IT. In fact, we're really beginning to take advantage of the separation to transition Computer Science Government Services to a next-generation IT infrastructure.

For example, through our partnership with AT&T, we're rapidly provisioning the secure network connectivity to Computer Sciences Government Services. In addition, with our partners like Amazon, Microsoft and IBM, we're migrating over 40 business applications and 170 collaboration workflow applications to cloud environments, meeting US federal standards.

And I do want to take this time, because I know there's a lot of employees on the call, to thank our employees and thank our partners who are working very hard and diligently to complete this very important initiative. And we continue to target October of this year to close the separation transaction. Of course, that is contingent upon the timing and scope of comments we receive from the SEC on our Form 10 filings.

And we do expect to schedule an Investor Day this fall, prior to the closing of the transaction so that we can go through the commercial business as well as the new government Services business. And we will communicate additional details on this Investor Day as we make a little more progress on our Form 10 filings with the SEC.

And then, finally, before I turn this over to Paul, we continue to, as I said, target GBS revenue to be up slightly and for GIS revenue to be down in the mid single digits. This is on a full-year basis, both on a constant currency basis. This equates to commercial revenue being flat to slightly down in constant currency.

We also continue to target NPS revenue to be up slightly in FY16 which, along with our commercial revenue expectations, translates to total revenue for CSC being flat to slightly down on a constant currency basis. We do expect second-quarter commercial revenue to be down modestly from the first quarter, which is consistent with our typical seasonal trends in the business. And we expect to see sequential and year-over-year revenue growth on a constant currency basis in our commercial business as we proceed through the second half of the fiscal year.

Our non-GAAP EPS target remains the same at $4.75 to $5.05. We do expect margin benefits from our workforce optimization actions. And these will be more pronounced in the second half of the year as many of these actions were targeted for our European operations. And our free cash flow target of $750 million to $800 million remains unchanged.

So, I'll turn it over to Paul who will go through a little more color and detail and then we'll open it up to any questions that you all might have. Paul?

Paul Saleh - Computer Sciences Corporation - CFO
Thank you, Mike. And good afternoon, everyone. Before I review the first quarter, let me cover a few items that aren't included in our GAAP results.

First, we had $18 million of separation-related costs in the quarter which represented $0.09 per diluted share. Second, we had a $22 million gain on sale related to a small divestiture in our NPS business and this gain represented $0.10 per diluted share. And third, we had a net benefit of $3 million from SEC-related matters which included bonus repayments from certain former CSC executives. This benefit represented $0.01 per diluted share.

Now, these three items, which cumulatively represent $0.03 per diluted share, have been excluded from our non-GAAP results from the quarter. And lastly, I want to remind everyone that as a result of our fiscal year convention, the first quarter of last year had an extra week. The full revenue impact from that extra week would have been approximately $117 million.

Now turning to our first-quarter results, first-quarter revenue was $2.8 billion, down approximately 6% year-over-year in constant currency, adjusting for the full impact of the extra week a year ago. On a sequential basis, first-quarter revenue declined 5% as reported, which is consistent with the typical seasonality we experience in our business from Q4 to Q1. Now, this seasonality is driven by factors including fewer productive days in the first quarter compared with the fourth quarter and typically higher software sales at fiscal year end.

Operating income was $298 million, and operating margin was 10.8%, up 140 basis points over the prior year driven by improvement in our commercial profitability and lower stock-based compensation expense. Earnings before interest and taxes, adjusted for the separation cost, settlement charges and gain on divestiture, was $245 million. EBIT margin on the same basis was 8.9%, up 120 basis points from a year ago.

Non-GAAP diluted EPS from continuing operations was $1.11, up 8% from a year ago, despite a higher tax rate of 27.9% compared with 25.7% in the prior year. Bookings in the quarter were $3.2 billion, up 18% year over year, and overall book-to-bill was 1.2 times.

Let's look at our segment results. Global Business Services revenue accounted for 33% of total revenue in the first quarter. GBS revenue was $919 million, down approximately 4% year over year in constant currency adjusting for the full impact of the extra week.

Operating income for GBS was $97 million in the quarter. Operating margin was 10.6%, up 70 basis points year over year, reflecting a slight improvement in labor utilization and ongoing benefit of our cost take-out initiatives. GBS bookings were approximately $900 million in the quarter for a book-to-bill of 1 time.

Turning to our Global Infrastructure Services, which represented 32% of total revenue in the quarter, GIS revenue was $885 million, down approximately 12% year over year in constant currency, adjusting for the full impact of the extra week. The GIS revenue decline reflects the cumulative impact of contracts we restructured over the last year, as well as other contract completions and price-downs.

GIS operating income was $53 million in the quarter, and operating margin 6%, down 30 basis points year over year. Bookings for GIS were $1.4 billion in the quarter, for a book-to-bill of 1.5 times this quarter compared with 1.1 time a year ago.

Now to our North American public sector business, which represented 35% of our total revenue in the quarter. NPS revenue was $957 million, down 2% year over year, adjusting for the full impact of the extra week. Our civilian business was up year over year on a comparable basis. New tasking, higher volumes, and added scope in several contracts helped offset a decline in our defense business.

NPS operating income was $136 million in the quarter, with an operating margin of 14.2%. NPS bookings were $1 billion in the quarter, up from $300 million a year ago. And our book-to-bill improved to 1.1 time versus 0.3 times last year, despite what is typically a seasonally lighter booking quarter.

Turning to other financial highlights for the quarter, free cash flow was $120 million in the quarter, an improvement of $50 million from a year ago. Free cash flow excludes the cash impact of a few items including $19 million of special restructuring payments, $11 million in separation costs, and $190 million SEC settlement payment and $4 million in cash proceeds from SEC related matters. Our free cash flow also excludes any benefits from our NPS receivables securitization facility. A reconciliation of free cash flow can be found in the back of our first-quarter earnings slide deck and in our earnings press release.

CapEx was $172 million in the quarter or 6.2% of revenue, compared with $203 million last year and 6.3% of revenue. Cash on hand at the end of the quarter was $2.2 billion versus $2.1 billion last quarter.

Our net debt to capitalization ratio was 7.4% compared with 6.3% a year ago and 10.2% at the end of the fourth quarter. During the first quarter, CSC returned $150 million in capital to shareholders, consisting of $118 million in share repurchases for an average price of $66.34, and $32 million in dividends.

In closing, let me review our financial targets for FY16. We continue to target revenue for the year to be flat to slightly down in constant currency. NPS revenue is targeted to be up slightly for the year. Commercial revenue is targeted to be flat to slightly down in constant currency for the year with a pick-up in the second half of the year. Currency at this time represents approximately 500 basis points of headwind to commercial revenue in FY16 and approximately 300 basis points for the whole Company.

Now, for the second quarter NPS revenue is targeted to be up sequentially and relatively flat on a year-over-year basis. Commercial revenue is targeted to be slightly down sequentially which is better than the 3% to 5% sequential decline we've seen in Q2 in the last few years. Currency at this time represents a year-over-year headwind of approximately 700 basis points for commercial revenue in the second quarter and approximately 450 basis points for the Company overall.

For the full year, we continue to target FY16 non-GAAP EPS from continuing operations of $4.75 to $5.05. Our EPS target assumes a tax rate in the range of 28% to 32%, although we're currently trending towards the low end of that range. Our EPS target does not include the impact of mark-to-market pension accounting, separation costs and any SEC settlement related items.

And we continue to expect stronger earnings in the second half of the year versus the first half, as we benefit from our special restructuring and those start to take hold. Finally, our free cash flow target for FY16 remains $750 million to $800 million, which excludes the cash impact of our fourth-quarter 2015 special restructuring charge, separation costs, SEC settlement-related items, and any benefit from the receivable facility in NPS.

With that, I'm going to turn over the call to the operator for the Q&A session.

QUESTION AND ANSWER

Operator
(Operator Instructions)

We'll take our first question from Tien-tsin Huang with JPMorgan.

Tien-tsin Huang - JPMorgan - Analyst
Great. Good afternoon.

I wanted to ask just on the revenue side. I was a little surprised that we didn't see better performance there, given your book-to-bill trends, even if we look at it on a trailing 12-month basis. Is there a revenue realization or duration issue or change that we should be aware of? Was there a burn rate, maybe up a little bit on the existing book? I'm just trying to understand it a little bit better.

Mike Lawrie - Computer Sciences Corporation - CEO
Let me take a shot at that.

No, there's no difference that we've discerned on any realization. Again, the fundamental issue is the same that we have been talking about for many quarters now, which is the gap between the restructuring contracts, particularly in GIS, some of the large ERP implementations that have concluded in our GBS business, and the uptake in our new next-generation offerings.

So the trend that we observed this quarter is exactly the same that we talked about before. The only difference is we are seeing a modest acceleration in the uptake of some of these next-generation offerings. And many of the newer contracts that we're now signing in the book-to-bills have a higher content of next-generation offerings.

We've made a lot of investments in these offerings. We're beginning to see the uptake there. We're encouraged by that. And it just takes some time to offset some of the headwinds we have, particularly in the GIS business. And I think as we get into the second half of the year, those comparisons will begin to look a little better.

Tien-tsin Huang - JPMorgan - Analyst
Great. That's helpful. I did catch the next-gen booking number; that was good. So I just wanted to make sure.

As my follow-up, just on the HCL joint venture, I'm curious on the core banking side, what does HCL bring to the table there that's unique to go-to-market?

Mike Lawrie - Computer Sciences Corporation - CEO
HCL brings a number of things to the table. One, we have an asset, Hogan, which is a core banking platform that continues to run and delivers a lot of functionality and a lot of capability to still a significant number of big banks around the world. And we were struggling being able to make the investment ourselves in modernizing that platform.

We have chosen to take our development dollars and spend those in some of these new GIS offerings that we've talked about, like our network offerings and MyWorkStyle and cloud and Agility and so on and so forth. As well as modernizing our healthcare platforms, our Lorenzo platform, and some of our key insurance platforms like Integral, which we spent a lot of money on modernizing for other markets, most notably the Asian market.

So we've created this joint venture. We're contributing the intellectual property by licensing Hogan to HCL. And HCL is putting money, capital, into the joint venture so that we can help modernize that platform. And, more importantly, jointly provide the engineering and the integration skills so that we can help the install base begin to migrate to this next-generation platform.

So it's really a combination of their capital, their engineering prowess, coupled with our industry expertise and our client relationships.

Tien-tsin Huang - JPMorgan - Analyst
Got it, thanks.

Operator
We'll take our next question from Jason Kupferberg with Jefferies.

Jason Kupferberg - Jefferies LLC - Analyst
Hello. Good afternoon.

Just wanted to start with a question on the full-.year outlook for revenue. I know you're maintaining the constant currency growth guidance here. Obviously, you're starting out the year in a pretty big hole.

Does the acceleration just come from the easier comps now that you've obviously lapped the headwind of having the extra week in last year's Q1? I'm just trying to gauge the overall confidence level in the flat-to-down range.

Mike Lawrie - Computer Sciences Corporation - CEO
That is absolutely true. Some of those natural headwinds around the extra week, that goes away obviously. In all candor, the comparisons get easier in the second half of the year. That, coupled with the backlog and the pipelines that we see.

We also expect some of the acquisitions that we announced today, assuming we get those closed in the September/October time frame, which is the current schedule, we also expect those to contribute modestly to that second-half revenue outlook. So that's what gives us the confidence.

Jason Kupferberg - Jefferies LLC - Analyst
Does it feel like the award in funding conditions in the federal space have pretty well stabilized at this point? Because your metric seems to have flattened out, if not even improved in some cases, the past couple of quarters.

Mike Lawrie - Computer Sciences Corporation - CEO
Yes, I think they have flattened out.

Jason Kupferberg - Jefferies LLC - Analyst
Okay. Thank you.

Operator
We'll take our next question from Jim Schneider with Goldman Sachs.

Jim Schneider - Goldman Sachs - Analyst
Good afternoon. Thanks for taking my questions.

I was wondering if you could maybe talk about, once you spin off NPS/GS, whether you think that there's significant opportunity for acquisitions, once that unit is independent. Maybe you can talk about the landscape you see out there with some of the defense prime looking maybe shed some of those services offerings.

Mike Lawrie - Computer Sciences Corporation - CEO
I think once we separate the Business, obviously it's a publicly-traded company, so it's going to take advantage of opportunities, both as an acquiror or as an acquiree. Now, having said that, I do see consolidation in that industry as we look out over the next year or so. We've seen some moves made here and some other discussions about properties that might be available.

I think our focus is to try to get prepared for the separation. We're creating a strong balance sheet, well-capitalized Company that can take advantage of the opportunities that are out there. But I do think the general landscape in the Federal Government business will be consolidation over time.

Jim Schneider - Goldman Sachs - Analyst
That's helpful. Thanks.

And then regarding the offshoring percentage, I know you talked about previously -- the end of last fiscal year, I think you were in the high 30%s in terms of the offshore percentage in the commercial business. How should we think about the bogey as we exit FY16? Could that be as much as the high 40%s or mid-40%s, or how should we think about that?

Paul Saleh - Computer Sciences Corporation - CFO
I would say on the GBS side, on the commercial side, that our GBS business currently is in the offshore in the 45%. We already saw a couple of maybe 20-basis-point improvement in the first quarter relative to last year. And we would expect that to just really improve more significantly as we progress through the year, and we rebalance both our pyramid and our onshore and near-shore mix.

On the GIS side, as we said to you before, it was in the mid-30%s. And that also is expected to go up at least 5-plus percentage points by the time we exit the year.

Jim Schneider - Goldman Sachs - Analyst
The other thing I'd just add to that is we talked about this workforce optimization program, which is kicking into full gear here. Again, a lot of this was targeted at Europe. But we're also now hiring over 500 people a week into this business. So as people are coming out, we're hiring.

Now, those people are largely -- not exclusively, but largely -- being hired in some of our near-shore and offshore centers. Places like Vietnam and India and some of the other locations we've talked about, even Bossier City in the United States, which continues to be a center that we are expanding and growing. We're really in the process of remixing our employee base.

When you're adding 500 or 600 people a week, over a period of time that has dramatic impact on not only your pyramid and your overall cost structure, but also where a lot of those skills are located. And as I said, the vast majority of that 500-plus a week that we are hiring in are going to our near-shore and offshore centers. Thank you.

Operator
We'll take our next question from Edward Caso with Wells Fargo Securities.

Edward Caso - Wells Fargo Securities, LLC - Analyst
Hello. Good afternoon. Congratulations on the process here.

Just wanted to confirm that the two acquisitions, the intent-to-acquire announcements today, have now been added to the guidance for year. I think I heard you say it would help the comparison in the back half.

Mike Lawrie - Computer Sciences Corporation - CEO
They are in the targets that we outlined -- again, depending on when they close. But this will be a modest revenue contribution the second half of the year - again, depending on when they close. But, yes, that is in the target that we talked about.

Edward Caso - Wells Fargo Securities, LLC - Analyst
And the margins on that business and the expectation of whether they'd be accretive in year one?

Mike Lawrie - Computer Sciences Corporation - CEO
Most likely they will not be accretive in year one, but they will be accretive in year two. And we'll provide more details on that when we do the Investor Day presentation.

Edward Caso - Wells Fargo Securities, LLC - Analyst
And I was wondering if Paul could just articulate for us. When we work the numbers in your Form 10, there's a slight difference between the NPS history and the new Company history. Could you just detail what's not moving from NPS over to the new Company?

Paul Saleh - Computer Sciences Corporation - CFO
Actually, when you look at the what we have filed the Form 10, it is really more historical. It does not include any of the pension benefit that usually accretes to NPS.

The next filing that we'll make of the Form 10 will include the pro forma for that unit. And you will see actually that the business actually is going to do even better than what you have seen previously because we would be moving the entire US pension plan, the majority of it, to NPS.

Edward Caso - Wells Fargo Securities, LLC - Analyst
Great. Thank you.

Operator
We'll take our next question from Steve Schneiderman from BMO Capital Markets.

Unidentified Participant
I'm pinch hitting for Steve, so thank you for taking my question.

Just looking at your NPS business, how sustainable is the 14% margins over the long term, given some of where your competitors are coming out at around the 9% or less range, especially if you look at CACI or some of the other comparables there?

Mike Lawrie - Computer Sciences Corporation - CEO
There are a lot of factors at work here. One is the mix of our business, the fact that we have a fair amount of fixed price contracts. And then the second part is the execution within those fixed price contracts.

The thing that we have done very well the last couple of years is we have executed very well against those contracts. And that has expanded the margins. The second thing is we have moved to a lower labor cost basis. That's why we set Bossier City up. And we're continuing to move workload and move skills to that center.

And we have a very high portion of our portfolio that is pure IT. So 20% of our NPS portfolio is what I'll call mission work and 80% of it is pure IT. And that gives us an opportunity to execute and see that execution translated into expanded margins.

So that's a long-winded explanation to say, yes, we think we can maintain higher margins in that business as we go forward, assuming we continue with the discipline that we've installed post separation.

Steven Schneiderman - Bank of Montreal - Analyst
Okay. Great. Thank you.

And one more question from me. Looking at the booking pipeline, especially looking at commercial, do you think you can grow bookings over the next few quarters? You talked a little about how NPS is doing, especially in the next-generation business. But just looking broadly at the commercial side as well too, how do you see that shaping out over the next couple of quarters?

Mike Lawrie - Computer Sciences Corporation - CEO
The bookings are taking on a different composition as well. One, we have a lot of new logos. This is really important -- that we establish these new logos.

But these new logos -- I don't know, I think the average size of the bookings -- don't hold me to this -- is probably somewhere between $500,000 and $1 million, somewhere in there. So these are fairly small starts, and then they typically expand over time.

And we're seeing more and more evidence of if we deliver against the first, let's say, $500,000 opportunities to be able to expand our portfolio. That gives us, in this quarter alone, 85 new clients to work with. So that's one fairly significant shift in the bookings.

The other thing is if that we are not booking big capital-intensive deals. In the old days, we'd buy data centers and we'd buy this and we'd buy that. And all that stuff would show up in the bookings. The only problem was we couldn't return the cost of capital. So we are not doing those big deals and putting that capital on our books which has then a tendency to deflate, if you will, the bookings.

But the bookings are a better indication, in my opinion, of the value add. We don't add any value by buying somebody's capital assets and billing them back. There's no margin in it; there's not a return of capital in it; and it just tends to inflate and distort the pipeline number.

So I think we're getting to a much clearer, purer view of the actual value-add that CSC delivers. And that's what you're seeing in the bookings.

Steven Schneiderman - Bank of Montreal - Analyst
Great. Thank you.

Operator
We'll take our next question from David Grossman with Stifel.

David Grossman - Stifel Nicolaus - Analyst
Thank you.

Mike, on that last question, the GIS business seems to be the one, at least for me, to assess what a business like that looks like after it's transformed and after you've completed all the different things that you're trying to do there. Is there anything you can share with us about, first of all, the visibility you have within the portfolio -- where you think a lot of the headwinds start diminishing? And anything you can share with us about what this business should look like in equilibrium, in terms of growth in the margin and really the free cash flow conversion rate on net income?

Mike Lawrie - Computer Sciences Corporation - CEO
Yes, it's a little hard.

But I think as we continue to gain traction with our new workplace offerings -- our network storage as a service, cloud, cyber -- there's no reason why this business can't begin to grow. And as these headwinds moderate -- so as every year that goes through here, there are less contracts to be restructured, discontinuances, completed work -- all those things begin to moderate. And it takes a long time for a contract that is terminated or is being completed to work through the system because the transitions on a lot of these contracts are measured in years, not weeks or quarters. So when you transition a large account, it may take a year.

So you have revenue decline -- but it's not fully through the system for, in some cases, a year, 18 months. As we look out over the next year or so, that does begin to moderate. And the gap between these new offerings and that moderation of our platform business begins to narrow. It's narrowing now. It's just not narrowing fast enough for me or for my team or for anybody; but it is narrowing.

The other thing is that the platform business itself is now roughly a $2 billion business. So the exposure to that platform business is also becoming less and less as we get these new offerings installed.

And then, finally, one of the big opportunities here in the GIS business from a margin standpoint -- this gets to your second question, which is what's the margin profile -- I think the margin profile here ought to be high single digits. But what will drive that will be not only continuing to move labor to some of these near-shore, lower-cost centers but automation. Automation is a huge factor. That's why we did this deal today with Fruition Partners.

ServiceNow we think is a key component of automating not only existing implementations that we have, but also new clients. So ServiceNow (sic - Fruition Partners), the business case that we put together and the reason we acquired it, there's an internal business case. Which is to use this internally as we transition some of our existing clients to cloud infrastructures. But also to be able to go in with this offering into new clients and help them make this transition.

So it's a combination of those factors that gives us that view of what the future can look like down the road.

David Grossman - Stifel Nicolaus - Analyst

Sorry if I missed this in your comments, but can you give us any sense of where we are? I think we started the restructuring process back in 2012. So where do you think we are?

You used to give a number, the number of contracts that were still underperforming. I don't know if that's a good metric anymore. But anything you can share that would help us understand what inning we're in, in the process.

Mike Lawrie - Computer Sciences Corporation - CEO
I think we're in the middle innings now. I wouldn't say we've had the seventh inning stretch yet, but I think we're definitely in the middle innings.

We really got started on this in 2013 in earnest, and we had 40 or so contracts that were deeply under water. I think I've talked about this before. We're down to a handful, meaning less than five, that we're still working our way through.

Some of the contracts that were restructured, they continue to work through the system. A lot of that does begin to moderate as we go through the second half of this year and certainly into next year. But the overall profile of this business, there's no reason why this business can't grow.

It's not going to grow at double-digit rates. I think it's a low-single-digit growth business as we make the transition, and it's a high-single-digit margin. But less, much less, capital intensive as we go forward.

So when you look at the whole picture, it's a good business. But we need to continue to focus on making this transition to these next-generation, low capital-intensive solutions.

David Grossman - Stifel Nicolaus - Analyst
Very good. Thank you.

Operator
We'll take our next question from Darrin Peller with Barclays.

Darrin Peller - Barclays Capital - Analyst
Thanks.

I want to, as a follow-up to that question, ask about the next-gen solutions in the growth areas.

Mike, you called out the growth rates of some of your areas, whether it's cloud or cyber. But I really, since your Investor Day or since a couple of years back, haven't heard an actual number around how big they are, percentage of the mix of revenues. And as analysts, it would serve us well to be able to size that just so we know what part of your business has truly grown well versus the part that's potentially being downsized.

Mike Lawrie - Computer Sciences Corporation - CEO
What I'd like to do when we get to the Investor Day is to share the glide path that we see this thing on -- not next quarter or two quarters down the road, but over the next couple of years -- what is that glide path on what I'll call the traditional business, the classic business, versus these new offerings.

And I can't overemphasize this enough. These businesses that we bought today -- I'd classify them as tuck-ins. These aren't huge acquisitions by any stretch of the imagination. But they're examples of new offerings that we think can grow fairly rapidly over this period of time and help shrink that gap between our traditional business and these new businesses. And we're going to continue to look for these opportunities, as long as they're consistent with our strategy around these new offerings and our industry orientation.

So all of this, the message we're sending here is we're beginning to really position the commercial business post separation. And we think the business can grow. We think it can provide a good cash flow, a good return on capital, and good operating margins.

But it needs to continue to be transformed, and that's exactly was we're doing every quarter. And today with these acquisitions is just another installment of that plan that we've been articulating for the last couple of years.

Darrin Peller - Barclays Capital - Analyst
Are these next-gen solutions collectively big enough to more than offset the area that you're declining, call it even in the next 12 to 18 months?

Paul Saleh - Computer Sciences Corporation - CFO
I think they're starting to show growth. The decline in the traditional business is not as pronounced as it used to be. And those other businesses -- when you say cloud, cyber, the enterprise management or network or workplace -- services are now starting to just get the growth to begin to offset basically the other declines. So we would expect those lines to cross.

At our Investor Day, our intent is just to not only give you a greater insight into each one of those businesses, but also give you our view, our best view, as to when these two lines will cross. The traditional ITO business leveling off as our next-generation services start to overcome that and ultimately show growth in our GIS business.

Mike Lawrie - Computer Sciences Corporation - CEO
But these are fairly significant shifts in the industry. And you're seeing this in a lot of traditional people's results. And those that had a fairly high exposure to the traditional IOT, or the outsourcing market, are experiencing these. And those that had a high exposure to a lot of the big ERP implementations of years past -- those implementations are not there, these big ERP implementations.

So you've got a fundamental shift in the composition of the industry and it's new offerings, like Workday and ServiceNow and salesforce.com and others that are the new generation of enterprise-class applications, and then the cloud platforms, the hybrid cloud platforms, to support those. You just have to go through that transition and continue to make the investments so that you can participate in those segments of the markets that are growing.

They start out smaller, and they grow over time as opposed to very large deals that you manage over a 5- or 10-year period of time. So the whole composition and the financials and the capital requirements of the business are shifting. I happen to think they're shifting to a better model, more sustainable model; but that shift is still under way.

Darrin Peller - Barclays Capital - Analyst
All right, makes sense. Thank you.

Operator
Our last question comes from Rod Bourgeois with DeepDive Equity Research.

Rod Bourgeois - DeepDive Equity Research - Analyst
Just to talk about the acquisition scenarios here, we clearly have watched takeover speculation around CSC going back since before 2005, and we've clearly had another year of some pronounced takeover speculation in the last year. It's noteworthy to see you doing some tuck-in acquisitions here, particularly along the lines of the next-generation offerings.

Are you prone to do more acquisitions in the next year to beef up those offerings? Or are these just one-offs that you'll do and then move on to something else?

Mike Lawrie - Computer Sciences Corporation - CEO
No, these are investments that we are making in the commercial business that are very targeted around our strategy. It also gives us an infusion of skills that we don't have and would take us years to build. So the time to market, if you will, is accelerated.

But the key point here is the speculation is what the speculation is. And we're a public company; so if someone wants to approach us, they can approach us. But we're not sitting around waiting for that. We are managing the commercial business as if it is going to be a standalone business. And we're continuing to make the investments in the acquisitions to strengthen the profile of that business. That means more and more industry orientation around the industries that we've carved out as very important, continued focus on intellectual property, and the skills to support that intellectual property.

So, yes, you'll see us do that, continue to do some of those tuck-ins. But they're not the easiest things to buy either. These are usually pretty fast-growing businesses. You've got to pick them off at the right time, if you will, before they become so valued that it's impossible to afford them. So we have a pretty active pipeline of opportunities that we're going to continue to look at.

But it's all about strengthening the commercial business and getting it prepared so it can fully participate in the market as we go forward. And, by the way, we're doing the same thing with NPS. Same thing.

Rod Bourgeois - DeepDive Equity Research - Analyst
If I hear you right, your appetite for tuck-in acquisitions is higher today than it was a year ago. Is that right?

Mike Lawrie - Computer Sciences Corporation - CEO
I think the appetite is the same. We're seeing better opportunities this year than we saw last year. And I think a lot of that has to do with the cycle that we're in, Rod; you know this. Depending on where you see yourself in the cycle, there's been a lot of acquisitions this year. There's been a lot of activity in this part of the market. So it is not surprising that we have seen more good opportunities this year than last year.

But to answer your question, yes, we have an appetite for those tuck-ins. And we've got a balance sheet and we've got a free cash flow that will support that continued investment as we go forward.

Rod Bourgeois - DeepDive Equity Research - Analyst
Got it.

And let me just close on a quick housekeeping item. It looks like your definition of free cash flow may have changed, but let me just clarify. Is your --.

Mike Lawrie - Computer Sciences Corporation - CEO
I don't think it's changed. Paul -- go ahead.

Rod Bourgeois - DeepDive Equity Research - Analyst
It looks like you're now excluding cash outflows related to restructuring and severance, which would be a departure, I guess, from the past definition. Is that correct?

Paul Saleh - Computer Sciences Corporation - CFO
No, actually that's not. The only reason we are excluding it is we took a major restructuring in the fourth quarter of $245 million. And it was, if you'll recall, enabled, in a sense, by some of the valuation allowance that we recognized as a result of our improved profitability in the UK. So the $245 million was just an accelerated investment that we made to right shore and to also fix the pyramid particularly, as Mike indicated, in the high-cost markets of Europe.

So with that in mind, we felt it would be distorting our free cash flow in this year. So we just really said that free cash flow will exclude just that restructuring, the cash flow associated with that restructuring, for FY16. The other thing that we removed was any separation costs. Because, again, we felt that those are one-time items that are not reflective of the strength of the core business.

Rod Bourgeois - DeepDive Equity Research - Analyst
But your past free cash flow included restructuring payments, and your future free cash flow definition will exclude those?

Paul Saleh - Computer Sciences Corporation - CFO
I think just for this year because of the $245 million. But if you look at last year, for example, we had very small amount of restructuring.

Mike Lawrie - Computer Sciences Corporation - CEO
What he's talking about is right.

Rod, we had talked about like $40 million or $30 million a quarter, something like that, two or three years ago. Is that what you're referring to? And we did run that through the P&L.

What we did here is we took advantage of this tax valuation allowance we had out of the UK. So we took that charge last year. And the cash flow associated with that you're not including in the free cash flow.

Paul Saleh - Computer Sciences Corporation - CFO
Right, just for this year.

Rod Bourgeois - DeepDive Equity Research - Analyst
All right, thank you very much.

Mike Lawrie - Computer Sciences Corporation - CEO
All right, Rod, thank you.

Thank you, everyone, for your interest and look forward to catching up sometime this fall.

Operator
That concludes today's presentation. Thank you for your participation.

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